Exhibit 99.1

Northfield, Illinois, May 20, 2016 – Stepan Company (NYSE: SCL) today reported:

Stepan Announces Canadian Plant Closure

Stepan Company (NYSE: SCL), today announced plans to cease all production activities and shutdown its Longford Mills, Canada facility by the end of 2016.  This decision will result in a workforce reduction of approximately 30 employees.  Stepan products manufactured at this facility will be moved to other production sites within Stepan’s existing North American network.  The Company previously announced the discontinuation of ethoxylation production at the site during the first quarter of 2016.

“The decision to close Longford Mills and reduce our workforce was difficult given the skills and commitment of the employees at the site,” said F. Quinn Stepan Jr., President and CEO of Stepan Company.  “The plant closure will allow us to improve our asset utilization in North America and further reduce our fixed cost base.  We will work closely with our customers to seamlessly transition our supply chain to other Company sites in North America.”

The total remaining costs associated with the plant shutdown are expected to be $8 million.  These costs are expected to be recognized during the final three quarters of the year as incurred.   Approximately one-half of the total expected costs are associated with accelerated depreciation.  Other significant cost components relate to severance and plant shutdown expenses, estimated to be $1 million and $3 million, respectively.

Excluding these charges the Company expects to recognize net pre-tax manufacturing savings of less than $1 million in 2016 increasing to $3 million in 2018.    These figures reflect preliminary estimates and could change as a result of additional knowledge gathered from executing this decision.

About Stepan Company

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market and C.A.S.E. (Coatings, Adhesives, Sealants, and Elastomers) industries.

Stepan is a 2015 U.S. Environmental Protection Agency Safer Choice Partner of the Year award winner.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.  The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about estimated costs expected to be incurred in connection with the facility closure; the timing of when such costs are expected to be incurred, the financial impact of such facility closure, future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services: and other statements identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “objective”, “outlook”, “plan”, “project”, “possible”, “potential”, “should” and similar expressions.  These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to business, economic and competitive risks and uncertainties, many of which are difficult to predict and beyond our control, that could cause actual results to differ materially from those projected, anticipated or implied.

The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions.  These forward-looking statements and the information set forth herein speaks only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.